THE AES CORPORATION
AMENDED AND RESTATED
SEVERANCE PLAN AND
SUMMARY PLAN DESCRIPTION

ARTICLE I
GENERAL PROVISIONS

1.1    Establishment and Purpose.

The purpose of the AES Corporation Amended and Restated Severance Plan (as may be further amended and restated from time to time, the “Plan”), is to provide certain severance and welfare benefits, as set forth herein, to certain Eligible Employees who are involuntarily terminated from employment as provided herein. Benefits payable under this Plan are generally intended for Participants who are involuntarily terminated without Cause. Please review Article 7 entitled “Plan Amendments” regarding the Company’s reservation of rights to amend and terminate the Plan.

This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Administrator.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of
1974, as amended (“ERISA”). Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

1.2    Term.

The Plan shall generally be effective on the Effective Date. This Plan supersedes any prior severance plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Employer and/or entered into by any representative of the Employer. This Plan represents exclusive severance benefits provided to Participants and such individuals shall not be eligible for other benefits provided in other severance plans, policies, programs, guidelines, arrangements, letters, etc. of the Company.

1.3    Definitions.

Except as may otherwise be specified or as the context may otherwise require, for purposes of the Plan, the following terms shall have the respective meanings ascribed thereto, or as set forth on a Benefit Schedule to the Plan.

“Administrator” means the Compensation Committee of the Board or such other committee or persons designated by the Board and/or Compensation Committee to assume duties of the Administrator.

“Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

“Annual Compensation” means (i) a Participant’s annualized base salary as in effect as of the Participant’s Termination Date or (ii) in the event that a Participant is an hourly employee, the person’s cumulative base earnings (excluding bonuses for the previous completed calendar year prior to the Participant’s Termination Date. Unless otherwise provided on a Benefit Schedule, Annual Compensation shall: (i) include: pre-tax employee contributions under any qualified defined contribution retirement plan, salary deferrals under any unfunded nonqualified deferred compensation plan, amounts deferred under a flexible spending account established pursuant to Section 125 of the Code, and deductions from base salary to pay premiums for any health, welfare, or insurance plans; and (ii) exclude: any amounts contributed by the Employer to any plan established pursuant to Section 125 of the Code, overtime pay, bonuses, shift differential, annual incentive payments, long-term incentive awards (including, but not limited to, stock options, restricted stock and performance unit awards), and any other form of supplemental compensation.

“Benefit Schedule” means any schedule attached to the Plan which sets forth the benefits of specified groups of one or more Participants, as approved by the Company and updated by the Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Bonus” means a Participant’s annual target bonus compensation as established by the Employer and in effect on the Participant’s Termination Date.

“Cause” means, except as otherwise provided in a Benefit Schedule, Separation From Service by action of the Employer, or resignation in lieu of such Separation From Service, on account of the Participant’s dishonesty; insubordination; continued and repeated failure to perform the Participant’s assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory job performance; failing to make a good faith effort to bring unsatisfactory job performance to an acceptable level; violation of the Employer’s policies, procedures, work rules or recognized standards of behavior; misconduct related to the Participant’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Participant of his or her duties or obligations to the Employer.

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Persons, (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the most recent adoption of the 2003 Long Term Compensation Plan (or successor plan) by the Company’s stockholders or their “affiliates” (as defined below)) shall have become the “beneficial owner” (as defined below) of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing 65% or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” (as defined below) of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision to the contrary, if a payment under this Plan is subject to Section 409A (and not excepted therefrom) and a Change in Control affects the time or schedule for such payment, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5). For purposes of this definition, (i) “beneficial owner(s)” shall have the meaning set forth in Rule 13d-3 of the
Exchange Act and (ii) “affiliate” means: (A) any Subsidiary of the Company; (B) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (C) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Compensation Committee, including any “affiliates” which become such after adoption of this Plan.

“COBRA Coverage” means medical, dental and vision coverage which is required to be offered to terminated employees under Section 4980B of the Code and Section 606 of ERISA; provided, however, that no provision of this Plan shall be construed to require the Employer to contribute on behalf of a Participant towards continuation coverage for a health spending account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “AES” means The AES Corporation, a Delaware corporation, or any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board.
"Disability" or "Disability Termination” means, except as otherwise provided in a Benefit Schedule, a Separation From Service: (a) on account of the Participant’s failure to return to full-time employment following exhaustion of short-term disability benefits provided by the Employer; (b) following the date the Participant is determined to be eligible for: (i) long-term disability benefits under any long-term disability insurance policy or plan maintained by the Employer; or (ii) disability pension or retirement benefits under any qualified retirement plan maintained by the Employer; or (c) due to a physical or mental condition that substantially restricts the Participant’s ability to perform his or her usual duties, as determined by the Employer.

“Effective Date” means as originally effective on October 28, 2011, and as last amended on July 14, 2017.

“Eligible Employee” means any Employee of the Employer who: (i) is not an Ineligible Employee (within the meaning of Section 2.2) and (ii) has completed one Year-of- Service as a full-time Employee.

“Employee” means any person who is employed by the Company or a Subsidiary as a common law employee and is listed as an employee on the payroll records of the Employer as a full-time employee. Any person hired by the Employer as a consultant or independent contractor and any other individual whom the Employer does not treat as its employee for federal income tax purposes shall not be an Employee for purposes of this Plan, even if it is subsequently determined by a court or administrative agency that such individual should be, or should have been, properly classified as a common law employee of the Employer.

“Employer” means the Company and any Affiliated Employer that participates in the Plan with the consent of the Company. The Administrator shall maintain a list of participating Employers.

“Good Reason” or “Good Reason Termination” means, without a Participant’s written consent, the Separation From Service (for reasons other than death, Disability or Cause) by a Participant due to any of the following events occurring within two years of the consummation of a Change in Control: (i) the relocation of a Participant’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (ii) a material diminution in the duties or responsibilities of a Participant from those in place immediately prior to such Change in Control; and (iii) a material reduction in the base salary or annual incentive opportunity of a Participant from what was in place immediately prior to such Change in Control.

In order for a Participant to terminate for Good Reason, (i) a Participant must notify the successor entity in writing, within ninety (90) days of the event constituting Good Reason of the Participant’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that a Participant notifies the successor entity in writing of the Participant’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the Termination Date must occur within sixty (60) days after expiration of the Notice Period.

“Ineligible Termination” means, except as otherwise provided in a Benefit Schedule, a Participant’s Separation From Service on account of:

•The Participant’s voluntary resignation, including but not limited to the Participant’s unilateral Separation From Service at any time prior to the Termination Date established by the Employer, other than for Good Reason;

•Any Separation From Service that the Employer determines (either before or after the Separation From Service and whether or not any notice is given to the employee) the payment of benefits under the Plan in connection with such Separation From Service would be inconsistent with the intent and purposes of the Plan;

•A Separation From Service in connection with a Participant’s failure to return to work immediately following the conclusion of an approved leave-of-absence;

•A Separation From Service for, or on account of, Cause;

•A Disability Termination;

•The Participant’s death;

•The Participant declines to accept a New Job Position offered by the Employer that is located equal to or less than 50 miles of the Participant’s then assigned work site of the Employer;

•The Sale of Business Rule set forth in Section 2.4 herein; or

•The voluntary transfer of employment from the Participant’s Employer to another AES related entity, irrespective of whether the Participant is required to relocate or whether the AES related entity qualifies as an Affiliated Employer.

“Involuntary Termination” means a Participant’s involuntary Separation From Service that is (i) not an Ineligible Termination and (ii) by action of the Employer on account of:

•Reduction-in-force;

•Permanent job elimination;

•The restructuring or reorganization of a business unit, division, department or other segment;

•Termination by Mutual Consent; or

•Participant declines to accept a New Job Position offered by the Employer that requires the Participant to relocate to a work site location that is located greater than 50 miles from the Participant’s then assigned work site of the Employer; provided, however, that except as provided in Section 2.4 or in connection with a Separation From Service following a Change in Control, a Participant who is an officer of the Company as appointed by the Board shall not incur an Involuntary Termination if such Participant declines a New Job Position (regardless of its location) at a time when the Participant’s existing job position is being eliminated.

“New Job Position” means: (i) with respect to a Participant who has demonstrated inadequate or unsatisfactory performance, as determined by the Employer, any job position offered by the Employer; or (ii) with respect to all other Participants, a full-time job position offered by the Employer that does not result in a reduction of the Participant’s Annual Compensation.

“Participant” means an Eligible Employee who satisfies the terms and conditions specified in this Plan.

“Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means The AES Corporation Severance Plan as set forth herein, and as the same may from time to time be amended.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation From Service” shall mean a Participant’s termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation From Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Company.

“Termination by Mutual Consent” means an involuntary Separation From Service pursuant to which the Company agrees, in its sole discretion, that benefits are payable under this Plan.

“Termination Date” means the date of the Participant’s Separation From Service (or scheduled date of Separation From Service, as applicable).

“Weeks Compensation” means one fifty second (1/52) of a Participant’s Annual Compensation.

“Year-of-Service” means each twelve-month period measured from the
Participant’s first day of employment with an Employer, as reduced to reflect breaks in service and/or services performed during such period the Participant was otherwise ineligible to participate in the Plan, as determined under the rules promulgated by the Administrator. Service with a predecessor employer (that was not an Affiliated Employer) shall be recognized to the extent such service is recognized under The AES Corporation Retirement Savings Plan. Service shall also include services performed prior to the effective date of the Plan. In the event a Participant’s Separation From Service and the Participant is subsequently reemployed by the Employer, the Participant’s service for calculation of any severance benefits under Article IV of the Plan shall be based only upon the Participant’s service credited since the most recent starting date of employment with the Employer.

ARTICLE II
PARTICIPATION AND ELIGIBILITY

2.1    Eligibility.

A Participant shall, upon execution of the release in the form specified in Article III of this Plan in the time and manner set forth in Section 3.1 of the Plan, be eligible for the severance benefits provided under Article IV of this Plan if the Participant’s Separation From Service is by reason of an Involuntary Termination or for Good Reason. A Participant who fails to execute the release in the time and manner set forth in Section 3.1 or who subsequently revokes execution of the release in accordance with its terms shall not be entitled to receive benefits under this Plan. A Participant who satisfies all of the terms and conditions specified in this Plan and who becomes entitled to receive benefits hereunder shall be referred to herein as a “Participant.”

2.2    Ineligible Employees. Notwithstanding any provision of this Plan to the contrary, the following Employees (“Ineligible Employees”) are not eligible to participate in the Plan:

•Any Employee who has been hired to work on a part-time, seasonal or temporary basis or who is classified as a part-time, seasonal or temporary Employee, or a student intern on the Employer’s records;

•Any Employee who has been hired by the Employer to work in a job share position (provided that such Employee is not otherwise employed on a full-time basis);

•An Employee who is member of a collective bargaining unit to which this Plan has     not been specifically extended by a collective bargaining agreement;

•An Employee entitled to a severance type payment pursuant to any other plan, policy, arrangement, agreement, letter or other communication sponsored by, or entered into with, or maintained by the Employer, including but not limited to an employment agreement;

•Leased employees, including those within the meaning of section 414(n) of the Code;

•Nonresident aliens (other than those nonresident aliens to whom the Employer has extended participation in the Plan with the written consent of the Company);

•Any individual who has agreed in writing that he or she waives his or her eligibility to receive benefits under the Plan; and

•Any Employee who has an enforceable right to resume employment or to be recalled to employment with the Employer.

2.3    Transfer of Employment.

If a Participant transfers to a location of AES to which this Plan has not been extended, such Participant shall cease to be eligible to participate in this Plan unless the
Participant’s prior Employer has agreed in writing to continue to extend participation in the Plan to the Employee with the consent of the Company.

2.4    Sale of Business Rule.

A Participant shall not be eligible for benefits under the Plan if the Participant’s Separation From Service is in connection with the sale of the stock or other ownership interests of the Employer or other related entity, or the sale, lease, or other transfer of the assets, products, services or operations of the Employer or other related entity to another organization if either of the following occurs:

•The Participant is employed by the new organization immediately following the sale, transfer or lease or is so employed within a time period specified in an agreement between the Employer and the new organizations; or

•The Employer terminates the employment of a Participant who did not accept an offer of employment from the new organization when the new organization offered a compensation and benefits package that was, in the aggregate, generally comparable to the compensation and benefits provided by the Employer; provided that such Participant was not required to relocate to a work site location that is located greater than 50 miles from the Participant’s then assigned work site of the Employer.

Notwithstanding the foregoing, this Section 2.4 shall not apply if a Participant’s Separation From Service occurs in connection with a Change of Control.

ARTICLE III
RELEASES

3.1    Release.

Notwithstanding anything in this Plan to the contrary, no benefits of any sort or nature (other than as provided in Section 3.3) shall be due or paid under this Plan to any Participant unless the Participant executes a written release and covenant not to sue, in form and substance satisfactory to the Employer, in its sole discretion, within the time stated in the release; provided, however, that in all cases such release must become final, binding and irrevocable within sixty (60) days following the Participant’s Termination Date. The written release shall waive any and all claims against the Employer and all related parties including, but not limited to, claims arising out of the Participant’s employment by the Employer, the Participant’s Separation From Service and claims relating to the benefits paid under this Plan. At the sole discretion of the Employer, the release also may include such noncompetition, nonsolicitation and nondisclosure provisions as the Employer considers necessary or appropriate. Notwithstanding the foregoing, nothing in the Plan is intended to preclude or limit a Participant from communicating with, responding to inquiries from, volunteering information to, or providing testimony before any federal, state or local government legislature, agency, or commission, or any self-regulatory organization, with respect to suspected violations of law, including the Securities and Exchange Commission, Financial Industry Regulatory Authority or New York Stock Exchange (or any other national exchange on which the shares of the Company’s common stock are listed).

3.2    Revocation.

The release described in Section 3.1 must be executed and binding on the Participant within the timeframe specified by the Company before benefits are due or paid. A Participant who revokes execution of the release in accordance with the terms of the release shall not be entitled to receive benefits under the Plan.

3.3    Outplacement Services.

Notwithstanding the foregoing provisions of this Article III, the Outplacement Services set forth under Section 4.3 herein may or may not be provided, at the discretion of the Employer, to a Participant prior to the execution of a release under this Plan.

ARTICLE IV
SEVERANCE BENEFITS

4.1    Separation Payment.

4.1.1 A Participant shall be entitled to receive a separation payment as set forth on the applicable Benefit Schedule and herein. Except as otherwise provided in a Benefit Schedule, the separation payment shall be paid at least monthly in substantially equal installments as salary continuation in accordance with the Employer’s established payroll policies and practices over the same time period upon which the separation payment is based, which shall be set forth in the Benefit Schedule. The separation payments will commence on the Employer’s next normal pay date occurring after the date the Participant’s release becomes final, binding and irrevocable.

4.1.2 For purposes of Section 409A: (i) the right to salary continuation installment payments under Section 4.1.1 shall be treated as the right to a series of separate payments; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. A Participant shall have no right to designate the date of any payment under the Plan. For purposes of the Plan, each salary continuation installment payment in Section 4.1.1 is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each salary continuation installment payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each salary continuation installment payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).

4.2    Continuation of Certain Welfare Benefits.

4.2.1     Medical/Dental/Vision. For the period set forth below in Section 4.2.3 and beginning in the calendar month following the calendar month in which the Termination Date occurs, the Participant shall be eligible to participate in the Employer’s medical, dental and vision employee welfare benefit plans applicable to the Participant on his or her Termination Date. To receive such benefits, the Participant must properly enroll in COBRA coverage, and must also pay such premiums and other costs for such coverage as generally applicable to the Employer’s active employees. The Employer will continue to pay its share of the applicable premiums under the medical, dental and vision plans for the same level and type of coverage in which the Participant is enrolled as of the Termination Date.

Except as provided in a Benefit Schedule to the Plan, if a Participant has elected the “no benefit coverage” option under the medical, dental or vision plans as of his or her actual Termination Date, the Participant shall not be entitled to continuation coverage or cash in lieu thereof. Following expiration of coverage under this Section 4.2.1, a Participant may, to the extent eligible, continue to participate in such plans for the remainder of the COBRA continuation period, if any.

4.2.2     Concurrent COBRA Period. The continuation period for medical, dental and vision coverage under this Plan shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. The continuation period will be deemed to commence on the first day of the calendar month following the month in which the Termination Date falls. Notwithstanding the foregoing, COBRA Coverage will only be available if the Participant is eligible for and timely elects COBRA Coverage, and timely remits payment of the premiums for COBRA Coverage.

4.2.3    Length of Benefits. Except as provided in a Benefit Schedule, benefits under this Section 4.2 shall be for the same time period upon which the separation payment was based; provided, however that in no event will the time period exceed 18 months.

4.2.4    Implications of Section 409A. Post-termination medical benefits are intended to be excepted from Section 409A under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B).

4.3    Outplacement Services.

As set forth on the applicable Benefit Schedule, a Participant shall be eligible for such outplacement services typically provided to employees of the same job classification or level. Outplacement services may be provided by an independent agency or by the Employer. Notwithstanding the foregoing, the availability, duration, and appropriateness of outplacement services shall be determined by the Administrator in its sole discretion; provided, however, that outplacement expenses must be reasonable, must be actually incurred by the Participant and may not extend beyond the December 31 of the second calendar year following the calendar year in which the Termination Date occurred (or such shorter period as specified by the Employer). Any such reimbursement shall be as soon as administratively feasible, but in no event later than December 31st of the third calendar year following the calendar year in which the Termination Date occurred. Post-termination outplacement benefits are intended to be excepted from Section 409A under the separation payment benefits exceptions as specified in Treas. Reg. § 1.409A- 1(b)(9)(v)(A).

4.4    Bonus Compensation.

As set forth on the applicable Benefit Schedule and subject to any deferral election that the Participant has made with respect to such amounts, a Participant will be eligible for (i) a prorated Bonus; and (ii) any accrued but unpaid bonus compensation for completed performance periods. The prorated Bonus specified in Section 4.4(i) will be prorated based on the amount of time the Participant was actively at work on a full-time basis in the calendar year in which the Participant’s Termination Date falls, and will be paid within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4). The bonus compensation specified in Section 4.4(ii) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms. Notwithstanding the foregoing, with respect to bonuses paid in accordance with the terms of The AES Corporation Performance Incentive Plan (or any successor plan, the “Performance Incentive Plan”), any such bonus compensation shall be paid only to the extent earned in accordance with the terms of the Performance Incentive Plan and on the payment date specified therein.

4.5    Enhanced Benefits.

In the event a Participant has a Separation From Service due to an Involuntary Termination by the Company (other than for Cause or Disability or due to death), or the Participant has a Separation From Service for Good Reason, in either case within two (2) years following a Change in Control, then the Participant shall receive a separation payment under Section 4.1 multiplied by 2.0 and medical/dental/vision benefits under Section 4.2 multiplied by 2.0; provided, however, that unless otherwise specifically provided in the Benefit Schedule, the time period for medical/dental/vision benefits set forth in Section 4.2 will never exceed eighteen (18) months, as described in Section 4.2.3.

4.6    Delay in Payment.

Notwithstanding any provision of this Plan to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom), such payment shall be delayed for a period of six months after the Termination Date (or, if earlier, the death of the Participant) for any Participant that is a Specified Employee. Any payment that would otherwise have been due or owing during such six-month period will be paid on the first business day of the seventh month following the Separation From Service.

ARTICLE V
PLAN ADMINISTRATION

5.1    Operation of the Plan.

The Administrator shall be the named fiduciary responsible for carrying out the provisions of the Plan and for purposes of ERISA. The Administrator may delegate any and all of its powers and responsibilities hereunder or appoint agents to carry out such responsibilities, and any such delegation or appointment may be rescinded at any time. The Administrator shall establish the terms and conditions under which any such agents serve. The Administrator shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Employer) as it may deem advisable to assist in the administration of the Plan.

5.2    Administration of the Plan.

To the extent that the Administrator in its sole discretion deems necessary or desirable, the Administrator may establish rules for the administration of the Plan, prescribe appropriate forms, and adopt procedures for handling claims and the denial of claims. The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Administrator shall have the authority to determine eligibility for, and the amount of any benefits due to, a Participant in accordance with this Plan and the applicable Benefit Schedule and in connection with the foregoing, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan or any Benefit Schedule. Any and all such determinations of the Administrator shall be final, conclusive, and binding on the Employer, the Participant and any and all interested parties.

A termination of a Participant’s employment with the Company and any Affiliated Employer, except as expressly provided herein, shall automatically, with no further act of the Company or any Affiliated Employer, terminate any right of such Participant to participate in, or receive any benefits under, the Plan.

5.3    Funding.

The Plan shall be unfunded and all payments hereunder and expenses incurred in connection with this Plan shall be paid from the general assets of the Employer. Benefits will be paid directly by the Employer employing the Participant, and no other Employer or Affiliated Employer will be responsible for any benefits hereunder.

5.4    Code Section 409A.

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). With respect to payments subject to Section 409A of the Code: (i) it is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code; and (ii) the Company and each Employer reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, the Company, an Affiliated Employer or Subsidiary (or their employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

ARTICLE VI
CLAIMS

6.1    General.

If a Participant believes that he or she is eligible for benefits under the Plan and has not been so notified, a Participant should submit a written request for benefits to the Administrator. Any claim for benefits must be made within six months of a Participant’s Termination Date, or the Participant will be forever barred from pursuing a claim. For purposes of this Article VI, a Participant making a claim for benefits under the Plan shall be referred to as a “claimant”. The claimant shall file the claim with and in the manner prescribed by the Administrator. The Administrator shall make the initial determination concerning rights to and amount of benefits payable under this Plan.

6.2    Claim Evaluation.

A properly filed claim will be evaluated and the claimant will be notified of the approval or the denial of the claim within ninety (90) days after the receipt of the claim, unless special circumstances require an extension of time for processing. Written notice of the extension will be furnished to the claimant prior to the expiration of the initial ninety-day (90- day) period, and will specify the special circumstances requiring an extension and the date by which a decision will be reached (provided the claim evaluation will be completed within one hundred and twenty (120) days after the date the claim was filed).

6.3    Notice of Disposition.

A claimant will be given a written notice in which the claimant will be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part the notice will contain: (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) the claimant’s rights to seek review of the denial.

6.4    Appeals.

If a claim is denied, in whole or in part, the claimant, or his duly authorized representative, has the right to (i) request that the Administrator review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the claimant files a written appeal with the Administrator within sixty (60) days after the date the claimant received written notice of the denial. Within sixty (60) days after an appeal is received, the review will be made and the claimant will be advised in writing of the decision, unless special circumstances require an extension of time for reviewing the appeal, in which case the claimant will be given written notice within the initial sixty-day (60-day) period specifying the reasons for the extension and when the review will be completed (provided the review will be completed within one hundred and twenty (120) days after the date the appeal was filed). The decision on appeal will be forwarded to the claimant in writing and will include specific reasons for the decision and references to the Plan provisions upon which the decision is based. A decision on appeal will be final and binding on all persons for all purposes. If a claimant’s claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court.

Notwithstanding the aforementioned, before the claimant may file suit in a state or federal court, the claimant must exhaust the Plan’s administrative claims procedure set forth in this Article VI. If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Administrator. In addition, any such state or federal judicial or administrative proceeding must be filed within six (6) months after the Administrator’s final decision. Any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division. If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division. Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit

Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.

ARTICLE VII
PLAN AMENDMENTS

7.1    Amendment Authority.

The Board may, at any time and in its sole discretion, amend, modify or terminate the Plan, including any Benefit Schedule, as the Board, in its judgment shall deem necessary or advisable; provided, however, that except as provided in Section 7.2, no such amendment, modification or termination shall be effective until twelve (12) months (the “12-Month Period”) following the adoption of such amendment, modification or termination of the Plan, without the express written consent of the affected Participant(s).

The Board may delegate its amendment authority to the Administrator or such other persons as the Board considers appropriate. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board (or its designee) may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable, to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

7.2    Change in Control.

Notwithstanding any other provision of the Plan to the contrary, any amendment, modification or termination of the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant, following a Change in Control, shall not be effective for twenty- four (24) months after the adoption of such amendment, modification or termination of the Plan; provided further that, if a Change in Control occurs within the 12-Month Period, such amendment, modification or termination of the Plan shall not be effective for twenty-four (24) months after the Change in Control without the express written consent of such affected Participant(s), except in the event the Board or its designee determines to amend the Plan in order to conform the provisions of the Plan with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE VIII
MISCELLANEOUS

8.1    Plan Document.

To the extent any other written communication to a Participant conflicts with this Plan, the Plan document shall control.

8.2    Impact on Other Benefits.

Except as otherwise provided herein, any amounts paid to a Participant under this Plan shall have no effect on the Participant’s rights or benefits under any other employee benefit plan sponsored by the Employer; provided, however, that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance plan, policy, guideline, arrangement, agreement, letter and/or other communication, whether formal or informal, written or oral sponsored by the Employer or an affiliate thereof and/or entered into by any representative of the Employer and/or any affiliate thereof. Further, any such amounts shall not be used to determine eligibility for or the amount of any benefit under any employee benefit plan, policy, or arrangement sponsored by the Employer or any affiliate thereof.

8.3    Tax Withholding.

The Employer shall have the right to withhold from any benefits payable under the Plan or any other wages payable to a Participant an amount sufficient to satisfy federal, state and local tax withholding requirements, if any, arising from or in connection with the
Participant’s receipt of benefits under the Plan.

8.4    No Employment or Service Rights.

Nothing contained in the Plan shall confer upon any Employee any right with respect to continued employment with the Employer, nor shall the Plan interfere in any way with the right of the Employer to at any time reassign an Employee to a different job, change the compensation of the Employee or terminate the Employee’s employment for any reason.

8.5    Nontransferability.

Notwithstanding any other provision of this Plan to the contrary, the benefits payable under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person, other than pursuant to the laws of descent and distribution, without the consent of the Company.

8.6    Successors.

The Company and its affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its affiliates would be required to perform if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan.

8.7    Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered as part of the Plan and shall not be employed in the construction of the Plan.

8.8    Gender and Number.

Where the context admits, words in any gender shall include any other gender, and, except where clearly indicated by the context, the singular shall include the plural and vice- versa.

8.9    Nonalienation of Benefits.
None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No

Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive under this Plan.

8.10    Governing Law.

Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan.

ARTICLE IX
STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

9.1    Receive Information About the Plan and Benefits.

Examine, without charge, at the Administrator’s office, all documents governing the Plan. Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Administrator may make a reasonable charge for the copies.

9.2    Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s Employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.

9.3    Enforce Participant Rights.

If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights.
For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.

9.4    Assistance with Participant Question.

If a Participant has any questions about the Plan, such Participant should contact the Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE X
SUMMARY INFORMATION

Name of Plan: The name of the plan under which benefits are provided is The AES Corporation Amended and Restated Severance Plan.

Plan Number: 502

Plan Sponsor: The Sponsor of the Plan is
The AES Corporation
4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203

Plan Administrator: The Administrator of the Plan is:

The Compensation Committee of the Board of Directors
of The AES Corporation
4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203

Employer Identification Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 54-1163725.

Type of Plan: Severance Pay Employee Welfare Benefit Plan.

Type of Administration: The Plan is self-administered.

Funding: Benefits payable under the Plan are provided from the general assets of the Company.

Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the Executive Vice President, General Counsel and Corporate Secretary of the Company.

Plan Year: The Plan’s fiscal records are kept on a calendar year basis (January 1 to December 31).

The AES Corporation Amended and Restated Severance Plan has been duly executed by the undersigned on this 17th day of May, 2022.

The AES Corporation

By: /s/Paul Freedman
Paul Freedman, Executive Vice President
General Counsel and Corporate Secretary

BENEFITS SCHEDULE

Title/Grade Classificatio	Severance Benefit (Min. 1 Year-of-Service for Eligibili
Global Band 12-14	One (1) times (Annual Compensation) (Section 4.1) Health Benefits (Section 4.2) Outplacement Benefits (Section 4.3) Prorated Bonus (Section 4.4) Special Enhanced Benefits (Section 4.5
Global Band 7-11
Three (3) months prorated Annual Compensation plus two
(2) Weeks’ Compensation for each Year-of-Service up to a maximum of thirty-nine (39) Week’s Compensation (Section 4.1)

Health Benefits (Section 4.2)

Global Band 1-6	Two (2) months prorated Annual Compensation plus two (2) Weeks’ Compensation for each Year-of-Service up to a maximum of twenty-six (26) Week’s Compensation (Section 4.1) Health Benefits (Section 4.2)

THE AES CORPORATION SEVERANCE PLAN

List of Participating Employers

The Administrator maintains a list of Participating Employers